EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE		April 27, 2011
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS IMPROVED FIRST QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2011.
Net sales for the quarter ended March 31, 2011 were $303.4 million compared to $175.2 million during the first quarter of 2010. Net income for the first quarter of 2011 was $10.7 million versus a net loss of $2.5 million in the first quarter of 2010. Fully diluted net income per common share was $0.46 in the first quarter of 2011 versus a net loss of $0.11 in the first quarter of 2010. Unit volumes, measured in pounds of copper contained in the wire sold during the period increased 28.9% in the first quarter of 2011 versus the first quarter of 2010. The spread between the cost of a pound of copper purchased and the sales price of wire containing a pound of copper increased by 42.2%. The 2010 first quarter results included a $2.6 million dollar pre-tax charge associated with the early retirement of long-term debt that the Company paid off in January of 2010.
On a sequential quarter comparison, net sales for the first quarter of 2011 were $303.4 million versus $256.1 million during the fourth quarter of 2010. Net income for the first quarter of 2011 was $10.7 million versus $4.5 million in the fourth quarter of 2010. Fully diluted net income per common share was $0.46 in the first quarter of 2011 versus $0.19 in the fourth quarter of 2010. Unit volumes increased 5.3% in the first quarter of 2011 versus the fourth quarter of 2010. The spread between the cost of a pound of copper purchased and the sales price of wire containing a pound of copper increased by 14.3%.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce strong quarterly earnings in the midst of the severe recession currently taking place in the construction industry. As we have repeatedly noted, the key metric to our earnings is the “spread” between the average price of wire sold per copper pound and the Company’s average cost of raw copper per pound in any given period. That spread increased 42.2% in the first quarter of 2011 versus the first quarter of 2010, while our unit volume shipped in the first quarter of 2011 increased 28.9% versus the first quarter of 2010. The spread increased 14.3% on a sequential quarter basis while unit volume increased 5.3%, driving the increase in our earnings. In the trailing twelve months ended March 31, 2011, we produced net sales of $1.038 billion and net income of $28.4 million or $1.22 per share, versus net sales of $680.4 million and a net loss of $3.4 million or negative $0.15 per share in the twelve months ended March 31, 2010. The results in the last four quarters are particularly encouraging. We believe the exit of a former competitor in the first quarter of 2010 has contributed to the positive trend in industry pricing levels and margins over the last four quarters. We continue to strive to lead or follow industry price increases to achieve profit growth.
We produced these results in this difficult environment due to our low cost business model and aggressive cost cutting in all facets of our operation. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field.

We continue to maintain our strong balance sheet. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we have $75.2 million in cash as of March 31, 2011. We also declared another quarterly cash dividend during the past quarter.
With our exceptionally strong balance sheet, we have the capability to approach the future confidently. Our low cost structure and strong balance sheet have enabled us to withstand tough periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our stockholders for their continued support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publish this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2010 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended March 31,
$’s in 000’s	2011	2010
Net Income	$10,654	$(2,466)
Income Tax Expense	4,958	(1,620)
Interest Expense	78	254
Depreciation and Amortization	3,425	3,472

EBITDA	$19,115	$(360)

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

Current Assets
Cash	$75,233	$103,252
Receivables, net	234,851	190,364
Inventories	47,974	42,104
Prepaid Expenses and Other	9,493	6,377

Total Current Assets	367,551	342,097

Property, Plant and Equipment, net	133,826	134,985

Other Assets	622	194

Total Assets	$501,999	$477,276

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$46,975	$32,897
Accrued Liabilities and Other	25,515	25,256

Total Current Liabilities	72,490	58,153

Long Term Liabilities
Non-Current Deferred Income Taxes	11,766	11,746

Total Long Term Liabilities	11,766	11,746

Total Liabilities	84,256	69,899

Stockholders’ Equity
Common Stock	264	264
Additional Paid in Capital	45,217	45,040
Treasury Stock	(21,294)	(21,294)
Retained Earnings	393,556	383,367

Total Stockholders’ Equity	417,743	407,377

Total Liabilities and Stockholders’ Equity	$501,999	$477,276

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Data)
(Unaudited)

	Quarter Ended March 31,
	2011		2010
Net Sales	$303,351	100.0%	$175,229	100.0%
Cost of Sales	269,596	88.9%	164,628	94.0%

Gross Profit	33,755	11.1%	10,601	6.0%

Selling, General and Administrative Expenses	18,149	6.0%	11,984	6.8%

Operating Income	15,606	5.1%	(1,383)	-0.8%

Net Interest & Other Expense	(6)	0.0%	2,703	1.5%

Income before Income Taxes	15,612	5.1%	(4,086)	-2.3%

Income Taxes	4,958	1.6%	(1,620)	-0.9%

Net Income	$10,654	3.5%	$(2,466)	-1.4%

Basic Earnings Per Share	$0.46		$(0.11)

Diluted Earnings Per Share	$0.46		$(0.11)

Weighted Average Number of Common and Common
Equivalent Shares Outstanding:
—Basic	23,217		23,159

—Diluted	23,378		23,329

Dividends Declared per Share	$0.02		$0.02